Filed Pursuant to Rule 433 Registration No. 333−136666 February 11, 2008 Amends and Supersedes Free Writing Prospectus dated February 6, 2008 STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

THE BEAR STEARNS COMPANIES INC.
Note Linked to the Standard and Poor’s 500® Index Due: February [●], 2009
INVESTMENT HIGHLIGHTS
•	12-month term to maturity.
•	The Notes are fully principal protected if held to maturity and are linked to the Standard and Poor’s 500® Index.
•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A2 by Moody’s / A by S&P).
•	Issue Price: 100.00% of the Principal Amount of $1,000 per Note.
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On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner:

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if, at all times during the Observation Period, the Closing Level is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the Index Return;

• however, if at any time during the Observation Period the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.
•	The Index Return, on the Final Valuation Date, will equal the absolute value of the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.
•	The Participation Rate is [115-120]%.
•	The Upper Barrier is 120.00% of the Initial Index Level.
•	The Lower Barrier is 80.00% of the Initial Index Level.
BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

STRUCTURED PRODUCTS GROUP

TERMS OF OFFERING
ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	A2 / A (Moody’s / S&P)
CUSIP NUMBER:	0739282N2
ISSUE PRICE:	100.00% of the Principal Amount
PRINCIPAL AMOUNT:	$[●]
DENOMINATIONS:	$10,000 (ten Notes) and $1,000 multiples thereafter
SELLING PERIOD ENDS:	February [●], 2008
SETTLEMENT DATE:	February [●], 2008
FINAL VALUATION DATE:
February [●], 2009 unless such date is not an Index Business Day, in which case the Final Valuation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described in the Pricing Supplement under “Description of the Notes—Market Disruption Events.”

MATURITY DATE:
The Notes are expected to mature on February [●], 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Valuation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Valuation Date.

INDEX:	Standard & Poor’s 500® Index (ticker “SPX”), as published by S&P (the “Sponsor”).
CASH SETTLEMENT VALUE:	On the Maturity Date, you will receive the Cash Settlement Value, which is an amount in cash equal to the $1,000 principal amount of each Note plus the Variable Return.
VARIABLE RETURN:	An amount determined by the Calculation Agent and calculated in the following manner:

(a) if at all times during the Observation Period, the Closing Level is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the Index Return,

(b) however, if at any time during the Observation Period the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.
INDEX RETURN:	With respect to the Final Valuation Date, the absolute value of the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.
UPPER BARRIER:	120.00% of the Initial Index Level.
LOWER BARRIER:	80.00% of the Initial Index Level.
CLOSING LEVEL:	As of any date of determination during the Observation Period, the closing level of the Index as reported by the Sponsor and displayed on Bloomberg Page SPX <Index> <GO>.
OBSERVATION PERIOD:	Each day which is an Index Business Day for the Index from and including the Pricing Date to and including the Final Valuation Date.
INITIAL INDEX LEVEL:	[●], the Closing Level on the Pricing Date.
FINAL INDEX LEVEL:	Will be determined by the Calculation Agent and will equal the Closing Level on the Final Valuation Date.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

INTEREST:	The Notes will not bear interest.
PARTICIPATION RATE:	[115-120]%
PRICING DATE:	February [●], 2008.
INDEX BUSINESS DAY:	With respect to the Index, any day on which the Primary Exchange (as defined below) and each Related Exchange (as defined below) are scheduled to be open for trading.
BUSINESS DAY:	Any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.
PRIMARY EXCHANGE:	The primary exchange or market of trading of any security then included in the Index.
RELATED EXCHANGE:	Each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.
EXCHANGE LISTING:	The Notes will not be listed on any securities exchange or quotation system.
CALCULATION AGENT:	Bear, Stearns & Co. Inc.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated February 11, 2008 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated February 11, 2008 (Subject to Completion):
http://www.sec.gov/Archives/edgar/data/777001/000114420408007451/v102851_424b2.htm

•	Prospectus Supplement dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm

•	Prospectus dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ILLUSTRATIVE EXAMPLES

The following tables and graphs are for illustrative purposes and are not indicative of the future performance of the Index or the future value of the Notes.

Because the Closing Level may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of all possible Cash Settlement Values. Therefore, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the Closing Level during the term of the Notes or whether, at any time during the Observation Period, the Closing Level is observed at or above the Upper Barrier or at or below the Lower Barrier. You should not construe these examples or the data included in any table or graph below as an indication or assurance of the expected performance of the Notes.

You can review the historical levels of the Index in the section of the Pricing Supplement called “Description of the Index.” The historical performance of the Index included in the Pricing Supplement should not be taken as an indication of the future performance of the Index. It is impossible to predict whether the Final Index Level will be greater than or less than the Initial Index Level or whether, at any time during the Observation Period, the Closing Level will be observed above the Upper Barrier or below the Lower Barrier during the term of the Notes.

ASSUMPTIONS:

•	Investor purchases $1,000.00 aggregate principal amount of Notes at the initial public offering price of $1,000.00.
•	Investor holds the Notes to maturity.
•	The Initial Index Level is equal to 1,400.00.
•	The Lower Barrier is 1,120.00 (representing 80.00% of the Initial Index Level).
•	The Upper Barrier is 1,680.00 (representing 120.00% of the Initial Index Level).
•	The Participation Rate is 117.00%.
•	All returns are based on a 12-month term; pre-tax basis.
•	No Market Disruption Events occur during the term of the Notes.

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Highest Closing Level during term of Note	1,652.00	1,820.00	1,652.00	1,652.00	2,100.00	1,610.00
Upper Barrier Breached	No	Yes	No	No	Yes	No
Lowest Closing Level during term of Note	1,127.00	1,127.00	1,190.00	980.00	910.00	1,148.00
Lower Barrier Breached	No	No	No	Yes	Yes	No
Final Index Level	1,134.00	1,134.00	1,638.00	1,652.00	2,100.00	1,437.33
Index Return	-19.00%	-19.00%	17.00%	18.00%	50.00%	2.67%
Variable Return	$222.30	$0.00	$198.90	$0.00	$0.00	$31.24
Cash Settlement Value per Note	$1,222.30	$1,000.00	$1,198.90	$1,000.00	$1,000.00	$1,031.24

Example 1:

In this example, the Closing Level, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The Index Return, as calculated below, is 19.00%.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Index Return = Absolute Value (-19.00%)

Index Return = 19.00%

Therefore, the Cash Settlement Value would equal $1,222.30, or the $1,000.00 principal amount of the Notes plus the Variable Return of $222.30; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x Index Return

Variable Return = $1,000.00 x 117.00% x 19.00%

Variable Return = $222.30

In this example, although the Final Index Level is lower than the Initial Index Level, your return on investment will still be positive (in this case, 22.23%), because (1) the Index Return measures the absolute value of the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level, and (2) at all times during the Observation Period, the Closing Level was observed below the Upper Barrier and above the Lower Barrier.

Example 2:

In this example, the Closing Level at some time during the Observation Period is observed above the Upper Barrier. Although the Final Index Level in this Example 2 is equal to the Final Index Level in Example 1, and therefore the Index Return for this Example 2 would also equal the Index Return in Example 1, because the Closing Level at some time during the Observation Period was observed above the Upper Barrier the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because at some time during the Observation Period the Closing Level was observed above the Upper Barrier.

Example 3:

In this example, the Closing Level, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The Index Return, as calculated below, is 17.00%.

Index Return = Absolute Value (17.00%)

Index Return = 17.00%

Therefore, the Cash Settlement Value would equal $1,198.90, or the $1,000.00 principal amount of the Notes plus the Variable Return of $198.90; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x Index Return

Variable Return = $1,000.00 x 117.00% x 17.00%

Variable Return = $198.90

In this example, your return on investment will be positive (in this case, 19.89%), because at all times during the Observation Period, the Closing Level was observed below the Upper Barrier and above the Lower Barrier.

Example 4:

In this example, the Closing Level at some time during the Observation Period is observed below the Lower Barrier. Although the Final Index Level is greater than the Initial Index Level, because the Closing Level at some time during the Observation Period was observed below the Lower Barrier the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

In this example, your return on investment would be 0.00%, because, at some time during the Observation Period the Closing Level was observed below the Lower Barrier.

Example 5:

In this example, the Closing Level at some time during the Observation Period is observed above the Upper Barrier and the Closing Level, at another time during the Observation Period, is observed below the Lower Barrier. Although the Final Index Level is greater than the Initial Index Level, because the Closing Level, at some time during the Observation Period, was observed above the Upper Barrier and the Closing Level, at another time during the Observation Period, was observed below the Lower Barrier the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because, at some time during the Observation Period, the Closing Level was observed above the Upper Barrier and, at another time during the Observation Period, the Closing Level was observed below the Lower Barrier

Example 6:

In this example, the Closing Level, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The Index Return, as calculated below, is 2.67%.

Index Return = Absolute Value (2.67%)

Index Return = 2.67%

Therefore, the Cash Settlement Value would equal $1,031.24, or the $1,000.00 principal amount of the Notes plus the Variable Return of $31.24; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x Index Return

Variable Return = $1,000.00 x 117.00% x 2.67%

Variable Return = $31.24

In this example, your return on investment will be positive (in this case, 3.12%), because at all times during the Observation Period, the Closing Level was observed below the Upper Barrier and above the Lower Barrier.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

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Suitability of the Notes for investment - A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Non-conventional return - The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.
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No interest, dividend or other payments - You will not receive any interest, dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

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Not exchange listed - The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

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Liquidity - Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. (“Bear Stearns”) has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

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Taxes - For U.S. federal income tax purposes, we intend to treat each Note as a “short-term obligation” for federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, the Notes may be treated as “contingent payment debt instruments” for federal income tax purposes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in the Pricing Supplement.

BEAR, STEARNS & CO. INC.